Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors of Open Text Corporation
We consent to the use of:
•our report dated August 4, 2021, on the consolidated financial statements of Open Text Corporation (the “Company”), which comprise of the consolidated balance sheets as at June 30, 2021 and June 30, 2020, the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2021, and the related notes (collectively the “consolidated financial statements”) and
•our report dated August 4, 2021 on the effectiveness of internal control over financial reporting as of June 30, 2021 each of which is included in this annual report on Form 10-K of the Company for the fiscal year ended June 30, 2021.
Our report on the consolidated financial statements refers to changes in accounting policies due to the adoption of the new accounting standard for "Financial Instruments – Credit Losses" in the year ended June 30, 2021 and the adoption of the new accounting standard for “Leases” in the year ended June 30, 2020.
We also consent to the incorporation by reference of such reports in Registration Statement Nos. 333-249181, 333-214427, 333-184670, 333-146351, 333-146350, 333-121377 and 333-87024 on Form S-8 and No. 333-235307 on Form S-3 of the Company.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
August 5, 2021
Toronto, Canada